SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Notice of 2002 Annual Meeting of Stockholders and Proxy Statement

Meeting Date: May 21, 2002

J.P. Morgan Chase & Co. 270 Park Avenue New York, New York 10017-2070

J.P. Morgan Chase & Co.

270 Park Avenue

New York, New York 10017-2070

March 28, 2002

Dear Fellow Stockholder:

We are pleased to invite you to the annual meeting of stockholders to be held on May 21, 2002, at J.P. Morgan Treasury Technologies Corp., 10420 Highland Manor Dr., Building 2, Tampa, Florida. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last stockholders’ meeting.

We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the enclosed proxy card to vote your shares. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

William B. Harrison, Jr. Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

Date:	Tuesday, May 21, 2002

Time:	10:00 a.m.

Place:	J.P. Morgan Treasury Technologies Corp. 10420 Highland Manor Dr., Building 2 Tampa, Florida

Matters to be voted on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers LLP as our independent accountant for 2002

•	Stockholder proposals included in the attached proxy statement, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Anthony J. Horan Secretary

March 28, 2002

Please vote promptly

General information about the meeting
Proposal 1: Election of directors
Information about the nominees
About the Board and its committees
Director compensation
Security ownership of management
Compensation committee report on executive compensation
Executive compensation tables
I. Summary compensation table
II. Stock option grant table
III. Aggregated option exercises in 2001 and year-end option values
IV. Long-term incentive awards
Comparison of five-year cumulative total return
Retirement benefits
Termination arrangements
Additional information about our directors and executive officers
Audit Committee report
Proposal 2: Appointment of independent accountant
Proposals 3-4: Stockholder proposals
Stockholder proposals and nominations for the 2003 annual meeting

Proxy statement table of contents

General information about the meeting		1

Proposal 1:	Election of directors	3

	Information about the nominees	4

	About the Board and its committees	7

	Director compensation	8

	Security ownership of management	9

	Compensation committee report on executive compensation	10

	Executive compensation tables	13

	I. Summary compensation table	13

	II. Stock option grant table	14

	III. Aggregated option exercises in 2001 and
	year-end option values	14

	IV. Long-term incentive awards	15

	Comparison of five-year cumulative total return	16

	Retirement benefits	16

	Termination arrangements	17

	Additional information about our directors and executive officers	18

	Audit Committee report	20

Proposal 2:	Appointment of independent accountant	21

Proposals 3-4:	Stockholder proposals	22

Stockholder proposals and nominations for the 2003 annual meeting		25

Proxy statement

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. We, our, JPMorgan Chase, and the Firm refer to J.P. Morgan Chase & Co. The proxy statement is being sent to our stockholders on or about March 28, 2002.

General information about the meeting

Who can vote	You are entitled to vote your JPMorgan Chase common stock if our records showed that you held your shares as of March 22, 2002. At the close of business on that date, a total of 1,989,679,679 shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote.

Voting your proxy	If your common stock is held by a broker, bank, or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record, you may instruct the proxies how to vote your common stock by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided to you. Of course, you can always come to the meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented	We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock on the new meeting date as well, unless you have revoked your proxy instructions.

Revoking your proxy	To revoke your proxy instructions if you are a holder of record, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

How votes are counted	The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your common stock through a nominee, generally the nominee may vote the common stock that it holds for you only in accordance with your instructions. Brokers who are members of the National Association of Securities Dealers, Inc. may not vote shares held by them in nominee name unless they are permitted to do so under the rules of any national securities exchange to which they belong. Under New York Stock Exchange rules, a member broker that has transmitted proxy soliciting materials to a beneficial owner may vote on matters that the Exchange has determined to be routine if the beneficial owner has not provided the broker with voting instructions within 10 days of the meeting. If a nominee cannot vote on a particular matter because it is not routine, there is a “broker non-vote” on that matter. Broker non-votes count for quorum purposes, but we do not count either abstentions or broker non-votes as votes for or against any proposal.

Cost of this proxy solicitation	We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit stockholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Mellon Investor Services LLC to assist in the solicitation of proxies for a fee of $25,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting	If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. The lower portion of the proxy card is your admission ticket. If you are a beneficial owner of common stock held by a broker, bank, or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your common stock held in nominee name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Proposal 1: Election of directors

Our Board of Directors has nominated 13 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors.

Dr. Whitman, who has served as a director of the Firm or a predecessor institution since 1973, will not stand for election and will retire on the eve of the annual meeting.

Vote required	Directors must be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any nominee will not be counted.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies would vote your common stock to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

General information about the nominees	All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. Each of the nominees was a director in 2001 and attended at least 75% of the meetings of the Board and committees on which they served in that year.

Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. All are actively involved in community and charitable affairs. The age indicated in each nominee’s biography is as of May 21, 2002, and all other biographical information is as of the date of this proxy statement.

In 1991, Manufacturers Hanover Corporation merged into Chemical Banking Corporation. In 1996, The Chase Manhattan Corporation merged into Chemical Banking Corporation, which changed its name to The Chase Manhattan Corporation. On December 31, 2000, J.P. Morgan & Co. Incorporated merged (the Merger) into The Chase Manhattan Corporation, which changed its name to J.P. Morgan Chase & Co. In the following biographies, each of these merged companies is referred to as a predecessor institution of the Firm.

Information about the nominees

Hans W. Becherer (Age 67)
Retired Chairman and Chief Executive Officer of Deere & Company (equipment manufacturer) since 2000. Mr. Becherer is also a director of Honeywell International Inc. and Schering-Plough Corporation. He has been a director of the Firm or a predecessor institution since 1998.

Riley P. Bechtel (Age 50)
Chairman and Chief Executive Officer of Bechtel Group, Inc. (engineering and construction). Mr. Bechtel is also a director of Fremont Group, L.L.C., Fremont Investors, Inc., and Sequoia Ventures Inc. He has been a director of the Firm or a predecessor institution since 1995.

Frank A. Bennack, Jr. (Age 69)
President and Chief Executive Officer of The Hearst Corporation (publishing, broad-casting, and media). Mr. Bennack is also a director of Wyeth (formerly American Home Products Corporation), Hearst-Argyle Television, Inc., and Polo Ralph Lauren Corporation. He has been a director of the Firm or a predecessor institution since 1981.

Lawrence A. Bossidy (Age 67)
Chairman of Honeywell International Inc. (diversified manufacturing) since July 2001 and from December 1999 to April 2000; Chief Executive Officer from July 2001 to February 2002. Mr. Bossidy was Chairman of Allied Signal from 1992 to 1999 and Chief Executive Officer from 1991 to 1999 when he became Chairman of Honeywell International Inc. following the merger of the two companies. Mr. Bossidy is also a director of Merck & Co., Inc. and RightFreight.com. He has been a director of the Firm or a predecessor institution since 1998.

M. Anthony Burns (Age 59)
Chairman of Ryder System, Inc. (logistics and transportation solutions). Mr. Burns was Chief Executive Officer from January 1983 to November 2000 and President from December 1979 to June 1999. Mr. Burns is also a director of The Black & Decker Corporation, J.C. Penney Company, Inc., and Pfizer Inc. He has been a director of the Firm or a predecessor institution since 1990.

H. Laurance Fuller (Age 63)
Retired Co-Chairman of BP Amoco p.l.c. (oil, gas, and chemicals) since 2000. Mr. Fuller is also a director of Abbott Laboratories, Motorola, Inc., and Security Capital Group, Inc. He has been a director of the Firm or a predecessor institution since 1985.

Ellen V. Futter (Age 52)
President and Trustee of the American Museum of Natural History. Ms. Futter is also a director of American International Group, Inc., Bristol-Myers Squibb Company and Consolidated Edison, Inc. and a Trustee of Consolidated Edison Company of New York, Inc. She has been a director of the Firm or a predecessor institution since 1997.

William H. Gray, III (Age 60)
President and Chief Executive Officer of The College Fund/UNCF (educational assistance). Mr. Gray was a member of the United States House of Representatives from 1979 to 1991. He is also a director of Dell Computer Corporation, Electronic Data Systems Corporation, MBIA Inc., Pfizer Inc., The Prudential Insurance Company of America, Rockwell International Corporation, Viacom, and Visteon Corporation. He has been a director of the Firm or a predecessor institution since 1992.

William B. Harrison, Jr. (Age 58)
Chairman and Chief Executive Officer since November 2001, prior to which he was President and Chief Executive Officer from December 2000. He was Chairman and Chief Executive Officer from January through December 2000 and President and Chief Executive Officer from June through December 1999, prior to which he had been Vice Chairman of the Board. He has been a director of the Firm or a predecessor institution since 1991. Mr Harrison is also a director of Merck & Co., Inc.

Helene L. Kaplan (Age 68)
Of Counsel to the firm of Skadden, Arps, Slate, Meagher & Flom LLP (law firm). Mrs. Kaplan is also a director of Exxon Mobil Corporation, The May Department Stores Company, Metropolitan Life Inc., and Verizon Communications, Inc. She has been a director of the Firm or a predecessor institution since 1987.

Lee R. Raymond (Age 63) Chairman of the Board and Chief Executive Officer of Exxon Mobil Corporation (oil and gas). Mr. Raymond has been a director of the Firm or a predecessor institution since 1987.

John R. Stafford (Age 64)
Chairman of the Board of Wyeth (formerly American Home Products Corporation) (pharmaceutical); Chief Executive Officer from 1986 until May 2001. Mr. Stafford is also a director of Deere & Company, Honeywell International Inc., and Verizon Communications, Inc. He has been a director of the Firm or a predecessor institution since 1982.

Lloyd D. Ward (Age 53)
Chief Executive Officer of the United States Olympic Committee since October 2001. Mr. Ward was Chairman and Chief Executive Officer of iMotors from January to July 2001; Chairman and Chief Executive Officer of Maytag Corporation from 1999 to November 2000 and President and Chief Operating Officer from 1998 to 1999; Executive Vice President and President of Maytag Appliances from 1996 to 1998. Mr. Ward is also a director of Belo Corp. and General Motors Corporation. He has been a director of the Firm or a predecessor institution since 1999.

About the Board and its committees

The Board		JPMorgan Chase is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities throughout the year at Board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer and others regarding matters of concern and interest to the Firm. During 2001, there were 10 meetings of the Board.

Committees of the Board		The Board has five principal committees. The following describes for each committee its current membership, the number of meetings held during 2001, and its function. All members of these committees are non-employee directors.

Audit Committee		Hans W. Becherer, Frank A. Bennack, Jr., M. Anthony Burns (Chairman), Lloyd D. Ward

This committee met seven times in 2001. It reviews and discusses reports and other communications concerning management’s responsibilities to:

	•	safeguard the assets and income of the Firm

	•	provide for reliable and timely financial information and statements

	•	maintain compliance with the Firm’s ethical standards, policies, plans, and procedures, as well as applicable laws and regulations

Compensation and Management Development Committee		Riley P. Bechtel, William H. Gray, III, Lee R. Raymond, John R. Stafford (Chairman) This committee met seven times in 2001. The committee:
	•	determines compensation and benefit policies and procedures

	•	approves senior officer compensation

	•	advises the Board on the development of, and succession for, key executives

Governance Committee		Frank A. Bennack, Jr., Lawrence A. Bossidy, Ellen V. Futter, Helene L. Kaplan, Lee R. Raymond (Chairman), John R. Stafford

This committee met three times in 2001. The committee:

	•	considers nominees for election to the Board, including any written recommendation by a stockholder that is mailed to the attention of the Secretary

	•	reviews duties and composition of Board committees

	•	counsels the Board on other Board governance matters

Public Policy Committee		Hans W. Becherer, Riley P. Bechtel, M. Anthony Burns, H. Laurance Fuller, William H. Gray, III (Chairman), Lloyd D. Ward, Marina v.N. Whitman

This committee met three times in 2001. The committee:

	•	reviews our charitable and community-oriented activities, including strategy with respect to charitable contributions and projects undertaken to improve the communities we serve

	•	reviews our community reinvestment activities

Risk Policy Committee		Lawrence A. Bossidy, H. Laurance Fuller, Ellen V. Futter, Helene L. Kaplan (Chairman), Marina v.N. Whitman

This committee met six times in 2001. The committee:

	•	acts in a general advisory capacity to management in respect of activities that give rise to credit risk and market risk

	•	is to be fully apprised of these risks and how they are created and managed

	•	reviews a general risk management mandate to govern these activities

	•	re-evaluates regularly our risk exposure, risk tolerance, and the established mandate

	•	reviews and, as appropriate, approves policies to control risk exposure

	•	reviews the fiduciary and investment advisory activities of our subsidiaries

Director compensation

Directors who are officers of the Firm do not receive any fees for their services as directors. Each non-employee director receives an annual retainer of $75,000, an annual grant of common stock valued at $85,000 on the date of grant, and an annual grant of stock options valued at $85,000, based upon 1/3 of the fair market value per share of our common stock on the date of grant. Each Chairman of a Board committee receives an additional fee of $15,000 per year. Stock options have terms and conditions consistent with options granted under the Firm’s 1996 Long-Term Incentive Plan, as amended. The initial stock option grant to non-employee directors was made in July 2001 for 5,000 options at an exercise price of $51.22 per share. The options become exercisable in four equal annual installments beginning on January 19, 2002, and expire on July 19, 2011.

Non-employee directors may elect to be included in a group term life insurance policy and a business travel accident insurance policy. During 2001, the Firm paid average premiums for these coverages of approximately $930 per director. A director may elect to participate in the Firm’s medical insurance coverage, with the cost of the coverage paid by the director.

Deferred compensation arrangements for non-employee directors	Each year non-employee directors may elect to defer all or part of their cash compensation and/or all of their common stock compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including a common stock equivalent, and will be paid and distributed in cash after the director retires from the Board. Stock compensation may be deferred only as common stock and is distributable only in common stock when the director retires from the Board. Deferred cash compensation may be relinquished for benefits under a split-dollar life insurance program.

Security ownership of management

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of March 1, 2002, by each director, the executive officers named in the summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, by all directors and executive officers as a group totals less than 1.0% of our outstanding common stock as of March 1, 2002. No director or executive officer beneficially owns any JPMorgan Chase preferred stock.

Security ownership of directors and executive officers

Name of individual	Common stock

Hans W. Becherer	16,658	(1)(2)(3)

Riley P. Bechtel	17,847	(1)(2)(3)

Frank A. Bennack, Jr.	33,452	(2)(3)

Geoffrey T. Boisi	1,418,255	(3)(4)

Lawrence A. Bossidy	28,068	(1)(3)

M. Anthony Burns	24,789	(1)(2)(3)

David A. Coulter	484,362	(3)(4)

H. Laurance Fuller	49,805	(1)(2)(3)

Ellen V. Futter	12,358	(1)(3)

William H. Gray, III	23,455	(1)(2)(3)

William B. Harrison, Jr.	3,503,022	(1)(3)(4)(5)

Helene L. Kaplan	36,629	(1)(2)(3)

Donald H. Layton	1,892,022	(1)(3)

Lee R. Raymond	63,318	(1)(2)(3)

Marc J. Shapiro	2,136,417	(1)(3)

John R. Stafford	55,267	(1)(2)(3)(5)

Lloyd D. Ward	11,418	(1)(2)(3)

Marina v.N. Whitman	29,708	(2)(3)(5)

All directors and executive officers as a group (26 persons)	15,641,257

1	The amounts reported include shares of common stock, receipt of which has been deferred under deferred compensation plan arrangements, as follows: Mr. Becherer: 6,551 shares; Mr. Bechtel: 12,850 shares; Mr. Bossidy: 8,318 shares; Mr. Burns: 6,422 shares; Mr. Fuller: 18,212 shares; Ms. Futter: 9,258 shares; Mr. Gray:13,950 shares; Mr. Harrison: 102,062 shares; Mrs. Kaplan: 8,012 shares; Mr. Layton: 167,219 shares; Mr. Raymond: 17,580 shares; Mr. Shapiro: 379,695 shares; Mr. Stafford: 11,824 shares; Mr. Ward: 5,116 shares; and all directors and executive officers as a group: 1,017,124 shares.

2	The amounts reported include the number of units of common stock equivalents held by certain directors under deferred compensation arrangements entitling those directors, upon termination of service, to receive a cash payment for each unit equal to the fair market value at that time of a share of common stock as follows: Mr. Becherer: 4,297 units; Mr. Bechtel: 1,896 units; Mr. Bennack: 14,462 units; Mr. Burns: 7,633 units; Mr. Fuller: 18,493 units; Mr. Gray: 8,255 units; Mrs. Kaplan: 14,668 units; Mr. Raymond: 42,638 units; Mr. Stafford: 24,921 units; Mr. Ward: 1,352 units; Dr. Whitman: 12,482 units; and all directors as a group: 151,097 units.

3	The amounts reported include shares of common stock that may be acquired within 60 days of March 1, 2002, through the exercise of stock options as follows: each non-employee director: 1,250 shares; Mr. Boisi: 270,890 shares; Mr. Coulter: 197,676 shares; Mr. Harrison: 2,424,881 shares; Mr. Layton: 1,287,355 shares; Mr. Shapiro: 1,307,081 shares; and all directors and executive officers as a group: 9,436,499 shares. The amounts reported also include shares of common stock that may be received at the end of a restricted period and/or when common stock price targets are met pursuant to forfeitable awards of restricted stock and/or restricted stock units as follows: Mr. Boisi: 245,588 shares; Mr. Coulter: 135,686 shares; Mr. Harrison: 588,753 shares; Mr. Layton: 401,387 shares; Mr. Shapiro: 402,219 shares; and all executive officers as a group: 3,049,936 shares.

4	The amounts reported include common stock allocated to accounts under a Section 401(k) plan as follows: Mr. Boisi: 100 shares; Mr. Coulter: 100 shares; Mr. Harrison: 18,590 shares; and all executive officers as a group: 28,160 shares.

5	The amounts reported include shares for which beneficial ownership is disclaimed as follows: Mr. Harrison: 27,274 shares; Mr. Stafford: 900 shares; Dr. Whitman: 1,554 shares; and all directors and executive officers as a group: 32,622 shares.

Compensation committee report on executive compensation

Compensation policies	The Compensation and Management Development Committee, which consists solely of non-employee directors, administers the compensation and benefit programs of the Firm and its subsidiaries and determines the compensation of executive officers. The committee’s recommendations regarding officer directors are subject to ratification by the Board of Directors.

JPMorgan Chase’s compensation programs are designed to attract, retain, and motivate top quality, effective executives and professionals. Our compensation policy for executive officers emphasizes performance-based pay over fixed salary and uses stock-based awards based on the performance of our stock to further align the interests of executive officers with our stockholders. JPMorgan Chase seeks to provide compensation levels that are competitive with those provided by the appropriate peer groups of financial institutions in each of the markets and businesses in which we compete. During 2001, the committee received reports from independent consultants to ensure that the program, in the committee’s judgment, remains competitive and able to meet its objectives.

Peer groups will differ for different businesses and, in general, each peer group will consist of comparable financial institutions and other competitors that compete in the same markets and seek to sell similar groups of financial services and products. Appropriate peer groups will change over time. These peer groups do not correspond to the large list of institutions that make up the indices shown on page 16 of the proxy statement.

Relationship of corporate performance to compensation	Compensation paid to the Firm’s executive officers for 2001 consisted primarily of salary, bonuses, and awards of stock options and restricted stock units awarded under the Firm’s 2000 Key Executive Performance Plan and the 1996 Long-Term Incentive Plan, as amended. The payment of bonuses and the awards of stock options and restricted stock units are directly related to corporate and individual performance and, where relevant, business unit performance.

Cash compensation	An executive officer’s cash compensation is made up of base salary and an annual performance bonus. For each executive, the committee reviews salaries paid to similarly situated executives in the relevant competitor peer group. A particular executive’s actual salary will be set based on this competitive review and the executive’s performance and level of experience and the Firm’s emphasis on performance-based rather than salary-based compensation.

Annual performance bonuses are awarded based on the executive’s success in achieving corporate, business unit, and individual performance goals. In determining these awards, the committee takes account of market data and trends in the appropriate peer groups.

Quantitative performance goals may vary from year to year and have included such factors as earnings per share growth, revenue growth, return on common equity, shareholder value added growth, credit quality, and management indicators. Qualitative measures include the committee’s assessment of the executive’s success in:

(1) defining and executing our long-term strategic vision; (2) achieving market leadership positions in key businesses; (3) developing leaders who can meet the growing demands of the marketplace; and (4) implementing our diversity efforts at all levels of the organization. For 2001, each executive’s effectiveness in executing the Merger – refining and implementing business strategies; building the culture; integrating the organization; creating new organizations; and retaining key talent – was also evaluated.

Stock-based compensation	JPMorgan Chase believes that the grant of significant annual stock-based awards further links the interests of senior management and our stockholders. The committee sets targeted ranges for stock-based awards for each executive based upon the award practices of the relevant peer group. Actual awards reflect the committee’s assessment of the individual’s current and expected future contribution to the Firm’s success. In January 2002, the committee granted executive officers stock options that become exercisable over three years and expire on January 17, 2012, and restricted stock units which generally vest after three years. These awards vest in case of job elimination, death, total disability, or retirement. At management’s recommendation the restricted stock units granted to certain executive officers will vest only if the Target Price for JPMorgan Chase common stock is achieved, but not before January 25, 2005. The Target Price will be achieved when the average of the closing prices of JPMorgan Chase common stock for 10 consecutive trading days equals or exceeds $52. If the Target Price is not achieved by January 25, 2007, then the units will be forfeited on that date. These awards vest in the case of death or total disability. In the case of job elimination or retirement, the awards vest only if the Target Price is achieved, unless otherwise determined by the committee.

Deductibility of executive compensation	In May 1999, our stockholders approved the Key Executive Performance Plan (2000 KEPP), a plan designed to allow JPMorgan Chase a tax deduction for incentive compensation payments to the Chief Executive Officer and the other four most highly paid executive officers. Absent the 2000 KEPP, such incentive compensation payments would not be deductible to the extent such amounts for any such officer in any year exceeded $1 million. In administering this plan, the committee will promote its policy of maximizing corporate tax deductions, wherever feasible.

Under the 2000 KEPP, each participant is allocated a percentage of a bonus pool at the beginning of the performance year (subject to reduction by the committee and a separate individual participant limit)

Compensation actions for Mr. Harrison	The committee, as ratified by the Board of Directors, awarded Mr. Harrison under the 2000 KEPP a 2001 performance bonus of $5,000,000. The committee also awarded Mr. Harrison 141,114 restricted stock units and 423,340 nonqualified stock options that become exercisable over three years. These restricted stock units will vest only if the price of JPMorgan Chase common stock achieves the $52 Target Price by January 25, 2007 (but no sooner than three years). The aggregate value of these awards represents a 15.4% reduction in annual incentive compensation compared to Mr. Harrison’s awards for 2000 performance.

The reduction in incentive compensation is reflective of the shortfall in earnings compared to budget and prior year, somewhat offset by difficult market conditions. In addition, the Firm achieved increased market share in key investment banking products, improved growth in its consumer banking activities, and improved expense management. The committee also noted Mr. Harrison’s accomplishment of key initiatives in leadership development and diversity.

The above discussion reflects Mr. Harrison’s awards for 2001 performance. In July 2001, the committee made a special award of $10,000,000 in cash and 237,164 restricted stock units to Mr. Harrison in recognition of his role in structuring and implementing the Merger. This award will vest and be paid out or distributed as follows, subject to continued employment: 50% of the cash and 50% of the restricted stock units in January 2002; 50% of the cash in January 2003; and 50% of the restricted stock units if the price of JPMorgan Chase common stock achieves the $52 Target Price by January 25, 2007 (but no sooner than January 25, 2003). The cash awards would be paid out in the event of job elimination, death, or total disability. The restricted stock unit awards would vest and be distributed in the event of death or total disability. In the case of job elimination or retirement, the restricted stock unit awards related to the Target Price would vest only if the Target Price is achieved, unless otherwise determined by the committee.

Dated as of March 19, 2002

Compensation and Management Development Committee

John R. Stafford (Chairman)

Riley P. Bechtel

William H. Gray, III

Lee R. Raymond

Executive compensation tables

I. Summary compensation table

		Annual compensation(1)			Long-term compensation awards

					Awards			Payouts

				Merger related(2)			Securities
						Restricted	underlying	LTIP	All other
Name and					Restricted stock	stock award	options	payouts	compensa-
principal position	Year	Salary ($)	Bonus ($)	Bonus ($)	award ($)(4)	($)(3)(4)	granted (#)	($)(5)	tion ($)(6)

William B. Harrison, Jr.	2001	$1,000,000	$5,000,000	$5,000,000	$5,000,000	$0	423,340	$1,099,013	$50,000

Chairman and Chief	2000	1,000,000	5,281,250	0	0	3,118,766	1,897,697	0	52,500

Executive Officer	1999	930,769	5,281,250	0	0	3,101,781	1,348,050	0	46,539

Geoffrey T. Boisi	2001	220,000	2,050,000	2,500,000	2,500,000	6,865,000	558,889	0	11,000

Investment Bank	2000	108,167	1,280,000	0	0	0	1,669,270	0	4,125

David A. Coulter	2001	220,000	4,780,000	0	0	5,000,000	407,057	0	11,000

Retail & Middle Market	2000	108,167	1,280,000	0	0	0	1,376,415	0	4,125

Financial Services and Investment Management & Private Banking

Donald H. Layton	2001	500,000	8,000,000	2,500,000	2,500,000	3,750,000	305,293	792,188	25,000

Investment Bank	2000	500,000	9,656,250	0	0	3,093,758	878,564	0	26,205

	1999	500,000	7,031,250	0	0	2,268,769	237,741	0	25,000

Marc J. Shapiro	2001	675,000	3,500,000	2,500,000	2,500,000	2,156,250	351,087	792,188	925,911

Finance, Risk	2000	675,000	3,531,250	0	0	2,468,763	1,014,741	0	1,033,406

Management, and	1999	675,000	1,781,250	0	0	1,712,128	263,649	0	964,468

Administration

1	Includes amounts paid or deferred during each year.

2	Merger related awards were granted on July 18, 2001, as follows: Mr. Harrison: $10,000,000 and 118,582 restricted stock units; Mr. Boisi, Mr. Layton, and Mr. Shapiro: $5,000,000 and 59,291 restricted stock units each. These awards are payable as follows: 50% of the cash portion in January 2002 (this is reflected in the column Merger related – Bonus) and 50% in January 2003. The restricted stock units were distributed in January 2002.

3	Market value of the units awarded on January 17, 2002, relating to 2001 performance.

4	All awards of restricted stock units are valued as of the date of grant. Dividend equivalents are payable on all restricted stock units. The number and aggregate market value of all restricted stock units held as of December 31, 2001, (including forfeitable awards and awards of restricted stock units made on January 17, 2002, relating to 2001 performance) were as follows: Mr. Harrison: 719,454 units ($26,152,153); Mr. Boisi: 304,879 units ($11,082,352); Mr. Coulter: 135,686 units ($4,932,186); Mr. Layton: 475,347 units ($17,278,863); and Mr. Shapiro: 464,189 units ($16,873,270)

5	The 2001 LTIP payout for each of Mr. Harrison, Mr. Layton, and Mr. Shapiro represents the aggregate market value of common stock distributed to them pursuant to the vesting of long-term incentive plan restricted stock units granted on January 20, 1998.

6	Includes employer contributions to 401(k) plans. Amounts for Mr. Shapiro also include allowances and reimbursements related to his relocation to New York ($651,172 in 2001, $707,258 in 2000, and $673,300 in 1999) and tax reimbursements related to such payments ($232,489 in 2001, $291,191 in 2000, and $257,418 in 1999). See also Director and officer transactions and other business relationships on page 18 for co-investment information. Prior year amounts have been restated to be consistent with current year’s presentation.

II. Stock option grant table

		Percent of
		total options	Exercise or		Grant date
	Options	granted to	base price	Expiration	present
Name	granted (1)	employees	($/share)	date	value

William B. Harrison, Jr.	423,340	0.54%	$36.85	01/17/2012	$4,783,742

Geoffrey T. Boisi	558,889	0.72	36.85	01/17/2012	6,315,446

David A. Coulter	407,057	0.52	36.85	01/17/2012	4,599,744

Donald H. Layton	305,293	0.39	36.85	01/17/2012	3,449,811

Marc J. Shapiro	351,087	0.45	36.85	01/17/2012	3,967,283

1	All grants were nonqualified stock options, exercisable in three equal annual installments beginning on January 17, 2003.

For the option grants disclosed in the above table, present values on the grant date were determined by using the Black-Scholes option pricing model modified to take dividends into account. The values set forth in the table should not be viewed in any way as a forecast of the performance of our common stock, which will be influenced by future events and unknown factors. The model as applied used the applicable grant date and the exercise price shown in the table and the fair market value of our common stock on the grant date, which was the same as the exercise price. The model assumed: (i) a risk-free rate of return of 5.09%, the implied rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) stock price volatility of 33.3%; (iii) a constant dividend yield of 3.69%, based on the historical common stock dividend as of the grant date; and (iv) the exercise of all options on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the options, and the likelihood of the options being exercised in advance of the final day of their terms.

III. Aggregated option exercises in 2001 and year-end option values

	Aggregated		Number of securities		Value of unexer-
	option exercises		underlying unexer-		cised in-the-money
			cised options (#)		options ($)(2)
	Shares	Value
	acquired on	realized	Exer-	Unexer-	Exer-	Unexer-
Name	exercise (#)	($)(1)	cisable	cisable	cisable	cisable

William B. Harrison, Jr.	180,000	$5,042,250	2,039,512	3,021,235	$20,559,206	$86,353

Geoffrey T. Boisi	0	0	0	1,669,271	0	0

David A. Coulter	0	0	0	1,376,416	0	0

Donald H. Layton	0	0	1,184,708	1,191,870	18,288,948	47,102

Marc J. Shapiro	180,000	6,151,578	1,043,912	1,347,478	14,206,145	47,102

1	Where applicable, amounts indicated include values that would have been realized on exercise but were deferred into common stock units.

2	Value based on $36.35, the closing price per share of our common stock on December 31, 2001.

IV. Long-term incentive awards

All of the awards reported in the following tables will be forfeited if the Target Price is not met within the time specified. The Target Price will be achieved when the average of the closing prices of JPMorgan Chase common stock for 10 consecutive trading days equals or exceeds $52.

January 2002 awards

	Number of	Performance period until	Payout in shares if the
Name	shares(1)	maturation or payout	Target Price is achieved

William B. Harrison, Jr.	141,114	See footnote 2	141,114

Marc J. Shapiro	58,515		58,515

1	These restricted stock units were granted on January 17, 2002, at a stock price of $36.85 per share and will be forfeited if the Target Price is not met by January 25, 2007.

2	The restricted stock units will vest when the Target Price is reached, but in no event earlier than January 25, 2005.

July 2001 merger related awards

	Number of	Performance period until	Payout in shares if the
Name	shares(1)	maturation or payout	Target Price is achieved

William B. Harrison, Jr.	118,582	See footnote 2	118,582

Geoffrey T. Boisi	59,291		59,291

Donald H. Layton	59,291		59,291

Marc J. Shapiro	59,291		59,291

1	These restricted stock units were granted on July 18, 2001, at a stock price of $42.165 per share and will be forfeited if the Target Price is not met by January 25, 2007.

2	The restricted stock units will vest when the Target Price is reached, but in no event earlier than January 25, 2003.

Comparison of five-year cumulative total return

Below is a line graph that compares the yearly percentage change in the cumulative total stockholder return of our common stock to the cumulative total return of the S&P Financial Index and the S&P 500 Index for each of the five years in the period commencing December 31, 1996, and ending December 31, 2001. The results are based on an assumed $100 invested on December 31, 1996, and reinvestment of dividends.

Retirement benefits

Retirement plan	Eligible U.S. employees (generally salaried employees) of those JPMorgan Chase subsidiaries that have elected to participate in the JPMorgan Chase Retirement Plan (Plan) earn benefits under the Plan if they have been employed for at least one year. Benefits generally become vested after five years of service. On a monthly basis, a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s base salary ranging from 3% to 10%, depending on years of credited service.

These accounts also receive interest credits based on average 30-year U.S. Treasury bond yields for the previous year. When a participant terminates employment, the amount credited to the participant’s account is converted into an annuity or paid to the participant in a lump sum.

Certain participants who were earning benefits under The Chase Manhattan Bank Retirement Plan as of December 31, 2001, have been grandfathered in the former pay credit schedule of that plan until termination of employment. Other non-grandfathered employees who were covered by that retirement plan will remain covered by such former pay credit schedule until December 31, 2003, when the new schedule takes effect for them.

In addition, certain participants in the Morgan Guaranty Trust Company of New York Retirement Plan who were earning benefits under the prior formula of that plan as of December 31, 1998, are eligible for a minimum benefit. This minimum benefit is calculated by comparing at the date of distribution a participant’s cash balance to the amount accrued under a prior traditional final average pay defined benefit formula using pay and credited service through the earlier of termination of employment or December 31, 2003. Compensation recognized for the minimum benefit is capped at $150,000 per year. After December 31, 2003, the accrued benefit under the prior formula will be frozen.

Supplemental retirement benefits	Supplemental retirement benefits are provided to certain executive officers and certain other participants under various nonqualified, unfunded programs. Unfunded benefits are provided to certain employees, including each executive officer, whose benefits under the Plan are limited by type of compensation or amount under applicable federal tax laws and regulations. Designated employees may also receive an unfunded annual benefit at retirement equal to a percentage of final average base pay compensation multiplied by years of service reduced by the amount of all benefits received under the Plan and other nonqualified, unfunded programs. One of these programs provides a fixed retirement benefit per year of service to certain designated persons, including certain executive officers.

Estimate of retirement benefits	The following table shows the estimated annual retirement benefits, including supplemental retirement benefits under the plans applicable to the named executive officers, that would be payable to the officer listed if he were to retire at age 65 at his 2001 base salary and payments were made in the form of a 50% joint and surviving spouse annuity, which is the normal form of payment for married employees.

Estimated age 65 retirement benefits(1)

Name	Estimated annual retirement benefit

William B. Harrison, Jr.	$957,385

Geoffrey T. Boisi	29,345

David A. Coulter	24,579

Donald H. Layton	733,129

Marc J. Shapiro	866,479

1	Amounts include (i) interest credits for cash balances projected to be 5.32% per year on annual salary credits and 6.65% per year on prior service balances, if any, and (ii) accrued benefits as of December 31, 2001, under applicable retirement plans, including nonqualified, unfunded programs, then applicable to the named executive officer. Benefits are not subject to any deduction for social security payments.

Termination arrangements

Certain executive officers of JPMorgan Chase, including Mr. Harrison, Mr. Layton, and Mr. Shapiro, are parties to agreements that provide severance benefits if the officer’s employment is terminated by the employer without “cause” or by the officer for “good reason” (each as defined in the officer’s agreement) during the term of the agreement. The agreements generally expire on December 22, 2002. “Good reason” includes a substantial diminution in the overall importance of the officer’s role, balancing any increase or decrease in the officer’s responsibilities against any increase or decrease in the relative sizes of the businesses, activities, or functions for which the officer has responsibility

Under the agreements, in the event of termination by the employer without cause or by the officer for good reason, an officer would be entitled (a) to receive, in substantially equal payments over the course of 24 months or, at the officer’s election, in a lump sum, an amount equal to the sum of two times (three times in the case of Mr. Harrison) (i) such officer’s annual base salary and (ii) an amount equal to the average percentage annual bonus paid or payable over the preceding three years (expressed as a percentage of annual base salary) applied to such salary and (b) subject to certain conditions, to continue to participate in life, accident, and health insurance plans for a 24 month period following the officer’s termination. If the officer had been employed by JPMorgan Chase for five consecutive years prior to termination of employment, such officer would also be entitled to coverage under retiree medical and life insurance programs. In addition, upon such termination, each officer would be entitled to full vesting of stock options and restricted stock units, except that performance-based restrictions on restricted stock or other stock-based awards would continue. The officer would continue to be eligible for performance-based awards, which would become payable at the end of the applicable performance period, if and to the extent the relevant performance goals were achieved.

Additional information about our directors and executive officers

Section 16(a) beneficial ownership reporting compliance	Our directors and executive officers file reports with the Securities and Exchange Commission and the New York Stock Exchange indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities during 2001.

Extensions of credit to directors and officers	In the ordinary course of business, our subsidiaries have made loans and extended credit, and expect in the future to make loans and extend credit, to our directors, officers, and their associates, including corporations of which these individuals may be a director, officer, or both. None of these loans is preferential or nonperforming.

Director and officer transactions and other business relationships	In the ordinary course of business, we may use the products or services of a number of organizations of which our directors are officers or directors, and in the future we may have similar transactions with those organizations. Mrs. Kaplan is Of Counsel to a law firm that has provided and is expected during 2002 to provide certain legal services to us from time to time.

Approximately 2,300 employees may invest on an after-tax basis in a pool of investments that become available to JPMorgan Chase primarily through the activities of JPMorgan Partners. Participating employees purchase an interest in a limited partnership, the general partner of which is a JPMorgan Chase subsidiary. JPMorgan Chase makes a preferred equity capital contribution to the partnership in an amount equal to three times the amounts invested by the employee participants and is entitled to receive a fixed annual return specified under the terms of the limited partnership agreement. The partnership invests alongside JPMorgan Chase. Upon distribution of partnership assets, JPMorgan Chase is entitled to a priority in the return of its preferred equity contribution, plus the fixed annual return, before distribution of any remaining assets to the employee participants based on their capital contributions. JPMorgan Chase made preferred equity contributions to the 2001 partnership in the amount of $1,500,000 for each of the named executive officers and for prior partnerships in the following aggregate amounts: Mr. Harrison: $900,000; Mr. Layton: $1,500,000; and Mr. Shapiro: $900,000. Mr. Harrison and the other members of the Firm’s Executive Committee are not eligible to participate in this program in 2002.

In July 2000, JPMorgan Chase acquired The Beacon Group, LLC, a merger and acquisition advisory and private investment firm, from The Beacon Group, LP (Old Beacon) and the other members of The Beacon Group, LLC (the Beacon Acquisition). Mr. Boisi and Mr. Coulter were then and remain partners of Old Beacon and they became executive officers of the Firm following the Beacon Acquisition. Old Beacon retained responsibility for investment partnerships (the Beacon Funds) that existed as of the Beacon Acquisition, including The Beacon Group Energy Investment Fund II, LP (Beacon II Fund). Employees of the Firm provide certain services to the Beacon Funds, for which the Firm receives payments from Old Beacon in accordance with the terms of the Beacon Acquisition. In 2001, the Firm, Old Beacon, and the investors in the Beacon II Fund agreed that the investment period for the Beacon II Fund would cease earlier than provided for when the fund was established, and that the remaining investor commitments to the fund of approximately $419 million would be released. Certain investors in the Beacon II Fund elected to make investments in the Global Fund, a fund managed by JPMorgan Partners, in lieu of further investments in the Beacon II Fund. The Firm agreed to provide Old Beacon with a carried interest in the Global Fund and other investments managed by JPMorgan Partners equivalent to the foregone carried interest in the Beacon II Fund.

Compensation and Management Development Committee interlocks and insider participation	No member of the Compensation and Management Development Committee is or ever was a JPMorgan Chase officer or employee. No member of the committee is, or was during 2001, an executive officer of another company whose board of directors has a comparable committee on which one of JPMorgan Chase’s executive officers serves.

Audit Committee report

The Audit Committee of the JPMorgan Chase Board of Directors (the Committee) is composed of four non-employee directors and operates under a written charter adopted by the Board of Directors, a copy of which was included in the 2001 proxy statement. The Board of Directors has determined that each Committee member is independent in accordance with the listing standards of the New York Stock Exchange.

Management is responsible for the Firm’s internal controls and the financial reporting process. The external auditors are responsible for performing an independent audit of the Firm’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the external auditors. Management represented to the Committee that the Firm’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the external auditors. The Committee discussed with the external auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees)

The Firm’s external auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the external auditors that firm’s independence.

Based on the Committee’s discussion with management, the internal auditors, and the external auditors and the Committee’s review of the representations of management and of the internal auditors, and the report of the external auditors to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board also have approved, subject to stockholder ratification, the selection of the Firm’s external auditors.

Audit Committee

M. Anthony Burns (Chairman)

Hans W. Becherer

Frank A. Bennack, Jr.

Lloyd D. Ward

Proposal 2: Appointment of independent accountant

The Board of Directors has appointed PricewaterhouseCoopers LLP (PwC), 1177 Avenue of the Americas, New York, New York 10036, as independent accountant to audit the financial statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2002. A resolution will be presented at the meeting to ratify their appointment.

Audit fees

The core fee in respect of the audit of the financial statements for the year ended December 31, 2001, and the reviews of the financial information included in the Firm’s Forms 10-Q for the period, was $18.4 million.

Financial information systems design and implementation fees

The fees billed by PwC in respect of such services for 2001 were $10.9 million.

All other fees

The aggregate fees billed by PwC in respect of other professional services provided to the Firm in 2001 were $75.0 million. This amount was composed of:

Audit-related services: Tax services: Other consulting services:	$28.8 million $13.0 million $33.2 million

The audit-related services primarily involved SEC filings, internal control related reviews, regulatory and accounting matters, statutory financial statement audits of consolidated subsidiaries and non-consolidated affiliates, other attestation work and SAS 70 reviews. This work is closely aligned with and in many respects is an integral component of the audit of our consolidated financial statements.

The tax services primarily involved assistance with tax return compliance for both the Firm and third party entities, as well as advice on areas such as depreciation and valuation methods.

The services provided for financial information systems design and implementation and substantially all of the services reflected in the item “other consulting services” were performed during 2001 by employees of PwC Consulting (PwCC). The financial information systems design and implementation services were to assist the Firm with a multi-year undertaking that has been performed under the Firm’s direct supervision and control, and involves implementation of new human resource systems. The other consulting services related primarily to assistance with merger-related integration and securities law compliance activities, all of which are now substantially complete.

All internal auditing is performed under the direct control of the General Auditor, who is accountable to the Audit Committee.

The Audit Committee has considered whether the provision of non-core audit services to the Firm by PwC is compatible with the maintenance of PwC’s independence. Aggregate fees paid to PwC and individual large assignments for consulting services have regularly been reviewed by the committee in advance of the work. The committee does not believe that such work has compromised PwC’s independence but has nevertheless adopted a policy not to commence any new engagements of PwC other than for tax advice and for audit-related services. Accordingly, the Firm will not engage its independent auditor for any new consulting services of the nature provided by its consulting affiliate, PwCC. In addition, the committee notes that PwC has announced its intention to separate PwCC from its attestation business.

A member of PwC will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions by stockholders.

The affirmative vote of a majority of the total number of shares of common stock represented at the annual meeting and entitled to vote is needed to ratify their appointment. If the stockholders do not ratify the appointment of PwC, the selection of the independent accountant will be reconsidered by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP

Proposals 3-4: Stockholder proposals

If a majority of the shares of common stock represented at the annual meeting and entitled to vote are voted in favor of any of the following proposals, then the proposals will be approved.

Proposal 3

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the holder of record of 1,044 shares of common stock, has advised us that she plans to introduce the following resolution:

“RESOLVED: That the shareholders recommend that the Board take the necessary steps that J.P. Morgan Chase & Co. specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.

“REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management. Last year the owners of 78,564,128 shares, representing approximately 6.2% of shares voting voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors believes that the adoption of this proposal could be extremely harmful to the Firm. Financial service firms, such as ours, depend on talented individuals to provide the Firm’s services. The proposal, if implemented, would provide competitors with detailed compensation information not otherwise available that they might use in seeking to attract talented employees from us. Our competitors do not make this information available and the risk associated with this proposal is not counterbalanced by any meaningful additional information to our stockholders.

We disclose in our proxy statement detailed information regarding the compensation of our most highly compensated executive officers, including the terms and conditions of any contractual agreements and our compensation policies. In addition, overall salaries and the cost of employee benefits are components of noninterest expense that are disclosed on a line by line basis in our financial reports. The additional disclosures proposed are not justified by the competitive risks they entail. Accordingly, the Board recommends a vote against this proposal.

Proposal 4

Mr. Bartlett Naylor, 1255 N. Buchanan, Arlington, Va. 22205, the beneficial holder of 1,054 shares of common stock, has advised us that he plans to introduce the following resolution:

“Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company’s proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company’s current practice with the single candidates it now proposes for each position.

“Supporting statement: Although our company’s board appreciates the importance of qualified people overseeing management, I believe that the process for electing directors can be improved.

“Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. I believe the current system thus provides no readily effective way for shareholders to oppose a candidate who has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems.

“As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory.

“Our company should offer a rational choice when shareholders elect directors.

“Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be “awkward” for management when it recruits candidates? Presumably this would add rigor, which I believe is justified by the responsibility of board directors. (Management could print a nominee’s name advanced by an independent shareholder to limit any embarrassment.) The point is to remove the “final” decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

“I urge you to vote FOR this proposal.”

The Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors believes in the importance of a sound process for the nomination of directors and believes that the current process serves stockholders well. Under current procedures, the Governance Committee of the Board, which consists solely of non-employee directors, considers all proposed nominees for director, including sitting directors and nominees for which a stockholder has submitted a written recommendation. Any JPMorgan Chase stockholder may submit a written recommendation for consideration by the Governance Committee. In addition, any stockholder who complies with the advance notice provisions of our By-laws may nominate a director at the annual meeting of stockholders. Also, any stockholder may write in the name of a candidate on the stockholder’s proxy card or vote for some directors and withhold votes from others. Finally, any stockholder may propose an alternate slate of directors as long as the stockholder complies with the special rules of the Securities and Exchange Commission relating to election contests.

In addition to the current procedures, the proposal would require the Governance Committee to nominate at least two candidates for each directorship. The Board of Directors believes that this proposal would politicize the director election process and is inappropriate for a business organization. The current procedures reflect the Board’s responsibilities for its own self-evaluation in terms of size, composition, and performance, and for recommending candidates to stockholders. The Board weighs renomination of incumbent directors and candidates for vacancies or new Board positions against its desired composition, and in light of the circumstances of the Firm. In the absence of special circumstances, changes to Board membership should be incremental so that there is a balance between renewal and experience. The Board believes that the nomination of two candidates for each Board vacancy would be inconsistent with this objective and would discourage qualified candidates from standing for election. Accordingly, the Board recommends a vote against this proposal.

Stockholder proposals and nominations for the 2003 annual meeting

Proxy statement proposals	Under the rules of the Securities and Exchange Commission, proposals that stockholders seek to have included in the proxy statement for our next annual meeting of stockholders must be received by the Secretary of JPMorgan Chase not later than November 29, 2002.

Other proposals and nominations	Our By-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 18, 2003, and not earlier than January 19, 2003. The notice must contain the information required by the By-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the Securities and Exchange Commission.

Copies of our By-laws may be obtained from the Secretary.

Anthony J. Horan

Secretary

Location of Annual Meeting of Stockholders of J.P. Morgan Chase & Co.

From I-275:

•	Exit at I-4 East (Old Exit #27 – New Exit #45B)

•	Take I-4 East to I-75 South (Old Exit #7 – New Exit #9)

•	Take I-75 South to the first exit labeled “Mango West” (Old Exit #52 – New Exit #260)

•	Merge to your right off the exit ramp onto Dr. Martin Luther King Jr. Blvd.

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into Highland Oaks, and proceed to the stop sign

•	Turn right onto Highland Manor Dr.

•	Follow Highland Manor Dr. to the end where you will see the JPMorgan Chase complex at Highland Oaks

•	Please stop and register at the Welcome Center prior to entry

Interstate exits are currently in the process of being renumbered. We have included both the old and new exit numbers for your convenience

Annual Meeting of Stockholders of J.P. Morgan Chase & Co.

Tuesday, May 21, 2002, at 10:00 a.m.

J.P. Morgan Treasury Technologies Corp.

10420 Highland Manor Dr., Building 2

Tampa, Florida 33610

Note

If you are a beneficial owner of common stock held by a broker, bank, or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you are a holder of record, the lower portion of the proxy card is your admission ticket.

© 2002 J.P. Morgan Chase & Co. All rights reserved.

Printed in U.S.A. on recycled paper.

PROXY

J.P. MORGAN CHASE & CO.

         This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Stockholders of J.P. Morgan Chase & Co. on May 21, 2002.

         You, the undersigned stockholder, appoint each of Dina Dublon, John J. Farrell and Frederick W. Hill your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2002 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

         Participants in 401(k) plan: If you have an interest in JPMorgan Chase common stock through the 401(k) savings plan, your vote will provide voting instructions to the trustee of the plan to vote your proportionate interest as of the record date. If no instructions are given, the trustee will vote the shares pursuant to the terms of the plan.

         Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions below.

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		YOUR VOTE IS IMPORTANT!

		You can vote in one of three ways:

	1.	Vote by Internet:

		http://www.eproxy.com/jpm

Admission Ticket J.P. Morgan Chase & Co. 2002 Annual Meeting of Stockholders		If you wish to access future stockholder communications on-line instead of receiving printed materials by mail, please indicate your consent when you vote by Internet. or

Tuesday, May 21, 2002 10:00 AM at J.P. Morgan Treasury Technologies Corp. 10420 Highland Manor Dr. Building 2	2.	Call toll free in the U.S., Canada or Puerto Rico 1-800-435-6710 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. or
Tampa, Florida	3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope. If you would like to view future stockholder communications on-line, please let us know by checking the consent box when you mark your proxy card

		PLEASE VOTE

		If you wish to view our proxy materials on-line, go to http://www.jpmorganchase.com

Please mark your votes as indicated in the example

The Board of Directors recommends votes FOR Proposals 1 and 2

Proposal 1 — ELECTION OF DIRECTORS

FOR	WITHHOLD FOR ALL

Nominees:

01 Hans W. Becherer	08 William H. Gray, III

02 Riley P. Bechtel	09 William B. Harrison, Jr.

03 Frank A. Bennack, Jr.	10 Helene L. Kaplan

04 Lawrence A. Bossidy	11 Lee R. Raymond

05 M. Anthony Burns	12 John R. Stafford

06 H. Laurance Fuller	13 Lloyd D. Ward

07 Ellen V. Futter

WITHHELD FOR (Write nominees name(s) in the space provided below).

_________________________________________________________

Proposal 2 — APPOINTMENT OF INDEPENDENT ACCOUNTANT

FOR	AGAINST	ABSTAIN

The Board of Directors recommends votes AGAINST stockholder proposals 3 and 4

Proposal 3 — COMPENSATION DISCLOSURE

FOR	AGAINST	ABSTAIN

Proposal 4 — DIRECTOR NOMINATION

FOR	AGAINST	ABSTAIN

CONSENT TO ELECTRONIC DELIVERY
By checking the box to the right, I consent to future access of the Annual Reports, Proxy Statements, prospectuses and other stockholder communications electronically on-line. I understand that unless I request otherwise or revoke my consent, JPMorgan Chase will tell me when any communications are on-line and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact JPMorgan Chase’s transfer agent Mellon Investor Services at 1-800-758-4651.

WILL ATTEND MEETING (Please check box if you plan to attend)

Signatures ______________________________________________________________________________ Date ________
NOTE: Please sign your name as it appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such.

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IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS BELOW.

HAVE YOUR PROXY CARD IN HAND.
TO VOTE BY INTERNET: Go to http://www.eproxy.com/jpm
TO VOTE BY PHONE:
• On a touch tone telephone call toll free 1-800-435-6710 — 24 hours a day — 7 days a week.
• Enter your eleven-digit personal identification number which is indicated in the box located in the lower right corner of this instruction form.

Option 1: To vote as the Board of Directors recommends on all proposals, press 1.

         When you press 1, your vote will be confirmed and cast as you directed. END OF CALL.

Option 2: If you wish to vote on each proposal separately, press 2. You will hear the following instructions:

Proposal 1:	To VOTE FOR ALL nominees, press 1;

To WITHHOLD FOR ALL nominees, press 2;

To WITHHOLD FOR AN INDIVIDUAL nominee, press 3 and enter the two digit number that appears next to the name of the nominee for whom you DO NOT wish to vote.

Once you have completed voting for directors, press #.

Proposal 2:	You may make your selection at any time.

To vote FOR, press 1;

To vote AGAINST, press 2;

To ABSTAIN, press 3

         The instructions are the same for all remaining proposals.

Your vote will be repeated and you will have an opportunity to confirm it.
• You will be asked if you plan to attend the meeting. When prompted, please respond.
If you vote by Internet or telephone, there is no need to mail back your proxy card.

THANK YOU FOR VOTING